LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                         TEN POST OFFICE SQUARE - SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100

                              FAX: (617) 426-6567

                                 August 27, 1997

Scudder Securities Trust, on behalf of
         Scudder Development Fund
Two International Place
Boston, Massachusetts 02110

     Re: Rule 24f-2 Notice
         -----------------

Gentlemen:

     Scudder Securities Trust (the "Trust"), formerly Scudder Development Fund, is a trust created under a written Declaration of Trust dated October 16, 1985, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated December 21, 1987 (as further amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with par value $.01 per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

     Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of shares into two or more series. By written instruments dated July 21, 1995 and June 11, 1996, the Trustees divided the Shares into four series designated Scudder Development Fund, Scudder Micro Cap Fund, Scudder Small Company Value Fund and Scudder 21st Century Growth Fund.

Scudder Securities Trust
August 27, 1997
Page 2


     By votes adopted on December 13, 1995 and December 2 and 3, 1996, the Trustees of the Trust authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

     We understand that you are about to file a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of 13,664,039 (of which 2,413,215 Shares were issued in connection with dividend reinvestment plans) Shares of Scudder Development Fund, a series of the Trust, sold in reliance upon said Rule 24f-2 during the fiscal year ended June 30, 1997.

     We are of the opinion that all necessary Trust action precedent to the issue of said 13,664,039 Shares was duly taken. We are of the further opinion that all such Shares were legally and validly issued, fully paid and nonassessable by the Trust. In rendering the opinion expressed in the preceding sentence, we rely on certification by an officer of the Trust that the Trust or its agent received consideration for such Shares in accordance with the provisions of the Trust's Declaration of Trust, and we assume that the sale of such Shares was effected in compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above.


                                        Very truly yours,

                                        /s/Dechert Price & Rhoads